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                                                                 Exhibit (p)(23)

                               CODE OF ETHICS(1)

INTRODUCTION

This Code of Ethics is adopted to effectuate the purposes and objectives of Rule 204A-1 and Rule 204-2 of the Investment Advisers Act of 1940 (the "Advisers Act"), and Rule 17j-1 under the Investment Company Act of 1940 (the "Company Act"). Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, non-public information by investment advisers. Rule 204-2 imposes record keeping requirements with respect to personal securities transactions of certain persons employed by investment advisers. Rule 17j-1 also requires an adviser to an investment company adopt a written code of ethics containing provisions reasonably designed to prevent persons from violating established principles, and to prevent the violations of its code of ethics.

GENERAL PRINCIPLES

The following general principles are understood to govern the personal investment activities of KAR personnel, KAR's fiduciary duty to clients, and the obligation of KAR personnel to uphold that fundamental duty:

      -     The duty at all times to place the interests of clients first;

      - The requirement that all personal securities transactions be conducted in such a manner as to be consistent with the code of ethics and to avoid any actual or potential conflict of interest or any abuse of an employee's position of trust and responsibility;

      - The principle that investment adviser personnel should not take inappropriate advantage of their position;

      - The fiduciary principle that information concerning the identity of security holdings and financial circumstances of clients is confidential, and

      - The principle that independence in the investment decision making process is paramount.

It is the mandate of KAR that the code is conscientiously followed and effectively enforced. The prime responsibility for following the code of ethics rests with each employee. While KAR oversees compliance with the code of ethics, a conscientious professional attitude on the part of each employee ensures that KAR fulfills the highest ethical standards.

ALL EMPLOYEES OF KAR ARE CONSIDERED ACCESS PERSONS FOR PURPOSES OF THIS CODE OF ETHICS.

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      1     Adopted September 30, 1996. Revised October 27, 1997, January 1,
            2000, August 1, 2000, December 1, 2000, February 1, 2002, November 14, 2002, June 30, 2003, September 18, 2003, November 12, 2003, and
            January 1, 2005, January 1, 2006.

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DEFINITIONS

"SUPERVISED PERSON" means: (i) directors, officers, and partners of the adviser (or other persons occupying a similar status or performing similar function);
(ii) employees of the adviser; (iii) any other person who provides advise on behalf of the adviser and is subject to the adviser's supervision and control;
(iv) or any other person designated by the chief compliance officer or the chief operating officer.

"ACCESS PERSON" means any supervised person who: (i) has access to non-public information regarding any clients' purchase or sale of securities, or non-public information regarding the portfolio holdings of any fund the adviser or its control affiliates manage; (ii) is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic.

"OFFICERS OF KAR" who, (i) are not employees, (ii) do not have any investment making decision responsibility at KAR, and (iii) are not members of the Management Committee, are not defined as Access Persons. Consequently, these individuals are not subject to personal securities reporting requirements.

"FAMILY MEMBERS" for purposes of personal securities reporting requirements, employees determined to be a supervised person or an access person are defined to also include: (i) the employee's immediate family (including any relative by blood or marriage living in the employee's household, and domestic partners);
(ii) any account in which the employee has a direct or indirect beneficial interest (such as a trust); (iii) any account in which the employee has trading discretion, but does not have a direct or indirect beneficial interest.

"BENEFICIAL OWNERSHIP" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations there under, with the exception that the a determination of direct or indirect beneficial ownership shall apply to all securities which an Access Person has or acquires.

"COVERED SECURITIES" means any stock, bond, future, options on securities, indexes, or currencies; shares of open-end mutual funds that are advised or sub-advised by KAR including affiliated mutual funds; all kinds of limited partnerships; foreign based unit trust and foreign based mutual funds; private investment funds, hedge funds, investment clubs, and any other instrument that is considered a "security" under the Investment Advisers Act of 1940.

"EXCEPTED SECURITIES" means direct obligations of the U.S. government (e.g., treasury securities), bankers' acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements; shares issued by money market funds; shares of open-end mutual funds that are not advised or sub-advised by KAR, and are not affiliated with KAR; shares issued by unit investment trusts

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that are invested exclusively in one or more open-end funds, none of which are funds advised or sub-advised by KAR.

"FEDERAL SECURITIES LAWS" means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment company Act of 1940, Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the commission under any of theses statues, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the commission or the Department of the Treasury.

"MATERIAL NON-PUBLIC INFORMATION" relates not only to issuers but also to KAR's securities recommendations and client securities holdings and transactions.

"TRADING PROGRAM" means the purchase or sale of a Security across the majority of existing Client Accounts managed in a particular investment style. A Trading Program does not include purchases or sales of Securities for new Client Accounts or as a result of additions to, or withdrawals from, one or more Client Accounts.

STANDARDS OF BUSINESS CONDUCT

COMPLIANCE WITH LAWS AND REGULATIONS

KAR expects its employees to comply with all laws, rules, and regulations applicable to the KAR's operations and business. Employees should seek guidance whenever they are in doubt as to the applicability of any law, rule or regulation regarding a contemplated course of action.

KAR employees' are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

      -     To defraud such client in any manner;

      - To mislead such client, including by making a statement that omits material facts;

      - To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client;

      -     To engage in any manipulative practice with respect to such client;
            or

      - To engage in any manipulative practice with respect to securities, including price manipulation.

As a registered investment adviser, KAR is subject to regulation by the Securities and Exchange Commission, and compliance with federal, state, and local laws. KAR's management insists on strict compliance with the spirit and the letter of these laws and regulations.

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CONFLICTS OF INTEREST

KAR has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients. Compliance with this duty can be achieved by avoiding conflicts of interest and by fully disclosing all material facts concerning any conflicts that do arise with respect to any client. KAR employees should try to avoid situations that have even the appearance of conflict or impropriety.

      - Conflicts among Client Interest. Conflicts of interest may arise where the firm or its supervised persons have reason to favor the interests of one client over another client (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts in which employees have made material personal investments, accounts of close friends or relatives of supervised persons). KAR specifically prohibits inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty.

      - Competing with Client Trades. KAR prohibits Access Persons from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions including by purchasing or selling such securities.

      - Disclosure of Personal Interest. KAR prohibits investment personnel from recommending, implementing or considering any securities transaction for a client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates to the Chief Operating Officer or the Chief Compliance Officer. If the Chief Operating Officer or the Chief Compliance Officer deems the disclosed interest to present a material conflict, the investment personnel may not participate in any decision-making process regarding the securities of that issuer. If a research analyst has a material interest in an issuer, the KAR assigns a different analyst to cover the issuer.

      - Referrals/Brokerage. KAR employees are to act in the best interest of the firm's clients regarding execution and other costs paid by clients for brokerage services. Employees should adhere to the firm's policies and procedures regarding brokerage (including allocation, best execution, soft dollars, and directed brokerage). For further information, refer to the Best Execution, Trade Rotation and Allocation, and Soft Dollar policies in the KAR Regulatory Compliance Manual.

INSIDER TRADING

The Code of Ethics prohibits KAR employees from trading, either personally or on behalf of others, while in possession of material, non-public information. Employees are

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prohibited from communicating material non-public information to others in violation of the law. For further information, refer to the Insider Trading policy.

PERSONAL SECURITIES TRANSACTIONS

Under this Code of Ethics, all Access Persons are:

      - Prohibited from purchasing securities offered and sold as part of an initial public offering ("IPO").

      - Required to pre-clear all purchases or sales of securities, unless exempt under the Pre-Clearance Exemption section of this policy.

      - Required to pre-clear all limited offerings (e.g., private placements, LLC's). Prior approval takes into account, among other factors, whether the investment opportunity should be reserved for clients, and whether the opportunity is being offered to an individual by virtue of his or her position with the adviser.

      - Required to pre-clear purchases and sales of mutual funds advised and sub-advised by KAR, including affiliated mutual funds. This includes the purchase or sale of KAR mutual funds in the KAR 401(k) plan that is outside of the normal monthly contribution purchases.

      - Required to hold purchases of mutual funds advised or sub-advised by KAR, including affiliated mutual funds for at least 60 days from date of purchase. Exceptions may be granted if approved by two members of the Investment Compliance Committee ("ICC").

      - Required to hold securities purchased under the de minimis rule for 60 days. Exceptions may be granted if approved by two members of the Investment Compliance Committee.

      - Permitted to purchase or sell securities in KAR's model portfolios or Focus Lists within the limitations discussed in the Personal Securities Transaction Procedure and Reporting section.

GIFTS AND ENTERTAINMENT

A conflict of interest occurs when the personal interests of employees interfere or could potentially interfere with their responsibilities to the firm and its clients. Supervised Persons should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Supervised Persons should not offer gifts, favors, entertainment, or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm or the supervised person.

      - Gifts. No Supervised Person may receive any gift, services, or other things of more than a $175.00 value per year from any person or entity that does business with or on behalf of KAR, without pre-approval by the Chief Compliance Officer or Chief Operating Officer. No Supervised Person may give or offer any gift of more than a $175.00 value per year to existing clients, prospective clients, or any

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            entity that does business with or on behalf of the adviser without pre-approval by the Chief Compliance Officer or the Chief Operating Officer. Compliance will maintain a Gift Log of all gifts over $175 given or received from by any KAR employees, which are not broker/dealer related. The Gift Log will include: employee name, type of gift, dollar amount of gift, and sender of the gift. In addition, Compliance will maintain a Gift Log of all gifts over $100 given or received by any broker/dealer. The broker/dealer Gift Log will include: employee name, type of gift, dollar amount of gift, and broker who sent the gift.

      - Cash. No Supervised Person may give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity that does business with or on behalf of KAR without approval from the Chief Compliance Officer.

      - Entertainment. No Supervised Person may provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of KAR. Supervised Persons may provide or accept a business entertainment event, such as dinner or a sporting event.

POLITICAL AND CHARITABLE CONTRIBUTIONS

Supervised Persons are prohibited from making political contributions for the purpose of obtaining or retaining advisory contracts with government entities. KAR prohibits its supervised persons from considering KAR's current or anticipated business relationships as a factor in soliciting political or charitable donations.

CONFIDENTIALITY

Information concerning the identity of security holdings and financial circumstances of clients is confidential.

      - Firm Duties. KAR keeps all information about clients (including former clients) in strict confidence, including the client's identity (unless the client consents), the client's financial circumstances, the client's security holdings, and advice furnished to the client by KAR.

      - Supervised Persons' Duties. KAR prohibits Supervised Persons from disclosing to persons outside the firm any material non-public information about any client, the securities investments made by KAR on behalf of a client, information about contemplated securities transactions, or information regarding KAR's trading strategies, except as required to effectuate securities transactions on behalf of a client or for other legitimate business purposes.

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      -     Internal Walls. Supervised persons are prohibited from sharing information with persons employed by affiliated entities, except for legitimate business purposes. See Insider Trading Policy for more information.

      - Regulation S-P. Supervised persons comply with KAR's Privacy Policy. See the Privacy Policy section for additional information.

SERVICE ON A BOARD OF DIRECTORS

Employees may, under certain circumstances, be granted permission to serve as directors, trustees or officers of outside organizations. These organizations can include public or private corporations, partnerships, charitable foundations and other not-for-profit institutions. Employees may also receive compensation for such activities. KAR employees are prohibited from engaging in such outside activities without approval from the Chief Operating Officer or Chief Compliance Officer. Approval is granted on a case by case basis, subject to proper resolution of potential conflicts of interest. Outside activities are approved only if any conflict of interest issues can be satisfactorily resolved and all appropriate disclosures are made on Form ADV, Part II.

OTHER OUTSIDE ACTIVITIES

General. KAR discourages Supervised Persons from engaging in outside business or investment activities that may interfere with their duties at KAR. KAR employees should avoid involvement in the decision making process of investing in KAR products for any charitable organization of which they are a member of the board of directors. KAR employees should avoid selecting KAR products for any charitable organization of which they are a member of the investment committee.

Fiduciary Appointments. Supervised Persons should obtain the approval from either the Chief Operating Officer or the Chief Compliance Officer prior to accepting an executorship, trusteeship, or power of attorney, other than with respect to a family member.

Marketing and Promotional Activities. Supervised Persons are reminded that all oral and written statements, including those made to clients, prospective clients, their representatives, or the media, must be professional, accurate, balanced, and not misleading in any way. See the Marketing/Advertising policies for additional information.

PERSONAL SECURITIES TRANSACTION PROCEDURES AND REPORTING

PRE-CLEARANCE PROCEDURES.

Access Persons must obtain pre-clearance from the Chief Compliance Officer, or in his or her absence, from a member of the Investment Compliance Committee. Access Persons are required to have a duplicate confirmation or periodic brokerage statements

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concerning the transaction sent to the Chief Compliance Officer. The Chief
Compliance Officer must obtain pre-clearance from a member of the Investment Compliance Committee. Pre-clearance forms include the name of the security, the quantity, number of shares, the share price, the signature of the authorizing individual, and the date and time.

All Access Persons are required to pre-clear purchases and sales of any individual security defined as a covered security, with the exception of securities defined in the Pre-Clearance Exemption section of this policy. Pre-cleared trades must be executed within 48 hours of approval. A longer pre-clearance may be granted only in cases involving certain illiquid securities.

All Access Persons may purchase or sell securities held in the Model Portfolio or Focus List subject to the following Rules:

      - No Access Person may purchase or sell shares of a security that KAR is purchasing or selling for any Client Accounts pursuant to a Trading Program within five business days before or after the completion of the Trading Program.

      - No Access person may purchase or sell any Security that KAR is purchasing or selling for any Client Accounts other than as a result of a Trading Program, on any given day until all orders for such purchases or sales have been completed.

      - No Access Person may sell any Security until at least 60 days after it has been purchased. Exceptions may be granted if approved by two members of the Investment Compliance Committee.

Given market and company fluctuations, the monitoring and enforcing of the five business days before the start of a trading program is not an exact science. If an access person purchases or sells a security (even if it was pre-cleared) within five business days before the start of a trading program, KAR reserves the right to break the trade at the Access Person's expense.

Securities purchased that are NOT in the Model Portfolio or Focus List DO NOT need to be held for at least 60 days.


Shares of open-end mutual funds that are advised or sub-advised by KAR including affiliated mutual funds must be pre-cleared. All sales of the Phoenix-Kayne mutual funds in the KAR 401(k) plan require pre-clearance. All purchases of the Phoenix-Kayne mutual fund in the KAR 401(k) plan, outside of normal contributions, require pre-clearance. If an employee resets their forward asset allocation, no pre-clearance is required. If an employee rebalances their 401(k) plan which involves Phoenix-Kayne Mutual Funds, the employee must pre-clear these trades.

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All Access Persons are required to pre-clear all limited offerings (e.g., private placements). Additional contributions or withdrawals to the same limited offering do not require subsequent pre-clearance. Prior approval takes into account, among other factors, whether the investment opportunity should be reserved for clients, and whether the opportunity is being offered to an individual by virtue of his or her position with the adviser.

PRE-CLEARANCE EXEMPTIONS

Pre-clearance is not required for the following types of transactions, however they may be subject to quarterly reporting requirements:

      - Purchases or sales over which an Access Person does not have direct or indirect influence or control;

      -     Purchases or sales pursuant to an automatic investment plan;

      - Purchases effected upon exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuers, and sales of such rights so acquired;

      - Acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;

      - Open end investment company shares other than shares of investment companies advised or sub-advised by KAR, including its affiliates;

      - Exchange traded funds that are based on a broad-based securities index (e.g., SPY, QQQ) (subject to quarterly reporting requirements)

      - De minimis transactions in large-cap securities (subject to quarterly reporting requirements).

The de minimis rule includes securities in KAR's Model Portfolios and Focus Lists provided that the securities meet the market capitalization requirements. Access Persons may purchase large-cap securities within the following parameters: no more than 500 shares in an issuer with a market capitalization of $5 billion or greater, in a one-month period. These purchases must be held for 60 days, and are subject to quarterly reporting requirements.

Access Persons may sell large-cap securities within the following parameters: no more than 500 shares in an issuer with a market capitalization of $5 billion or greater, in a one-month period. These sales are subject to quarterly reporting requirements.

The Chief Compliance Officer monitors de minimis trading for patterns of abuse. If a pattern of abuse is determined to have occurred, the Investment Compliance Committee reserves the right to suspend or cancel the ability of an Access Person to conduct de minimis transactions.

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REPORTING REQUIREMENTS

Holdings Reports. All Access Persons are required to submit a report of all holdings in covered or reportable securities within 10 days of becoming an Access Person and thereafter of an annual basis to the Chief Compliance Officer. The holdings report must include: (i) the title and exchange ticker symbol or CUSIP number, type of security, number of shares, and principal amount (if applicable) of each reportable security in which the access person has any direct or indirect beneficial ownership; (ii) the name of any broker, dealer, or bank with which the access person maintains an account in which any securities are held for the Access Person's direct or indirect benefit; and (iii) the date the report is submitted. The information supplied must be current as of a date no more than 45 days before the annual report is submitted. For new Access Persons, the information must be current as of a date not more than 45 days before the person became an Access Person. Annual Holdings Reports are to be submitted no later than 30 days from year-end.

Quarterly Reports. All Access Persons must submit transaction reports to the Chief Compliance Officer no later than 15 DAYS after the end of each calendar quarter covering all transactions in covered/reportable securities during the quarter. The transaction reports include information about each transaction involving a reportable security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership. The reports must include: (i) the date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each reportable security involved; (ii) the nature of the transaction (e.g., purchase, sale); (iii) the price of the security at which the transaction was effected; (iv) the name of the broker, dealer, or bank with or through which the transaction was effected; and (v) the date the report is submitted.

Quarterly Brokerage Account Reports. All Access Persons must disclose any new brokerage account opened during the quarter containing securities held for their direct or indirect benefit to the Chief Compliance Officer. The information on the account must include: (i) the name of the broker, dealer, or bank with whom the Access Person established the account; (ii) the date the account was established; and (iii) the date the report is submitted.

Confidentiality of Reports. Transaction and holding reports are maintained in confidence, except to the extent necessary to implement and enforce the provisions of the code or to comply with requests for information from government agencies.

Exempt Transactions. The following securities need not be reported on holding or transactions reports:

      - Any report with respect to Securities held in accounts over which the Access Person has no direct or indirect influence or control; and

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      -     A transaction report with respect to transactions effected pursuant to an automatic investment plan. This includes dividend reinvestment plans.

DUPLICATE BROKERAGE CONFIRMATIONS AND STATEMENTS

All Access Persons are required to direct their brokers to provide to the Chief Compliance Officer, on a timely basis, duplicate copies of confirmations of all personal securities transactions and copies of periodic statements for all securities accounts.

MONITORING OF PERSONAL SECURITIES TRANSACTIONS

KAR is required to review personal securities transactions and holdings reports periodically. The Chief Compliance Officer is responsible for reviewing and monitoring personal securities transactions and trading patterns of its Access Persons. A member of the Investment Compliance Committee reviews and monitors the personal securities transactions and trading patterns of the Chief Compliance Officer. The review of personal securities holdings and transaction reports can include the following:

      - An assessment of whether the Access Person followed required internal procedures, such as pre-clearance;

      -     Comparison of personal trading to the Focus List and Model
            Portfolios;

      - Periodically analyzing the Access Person's trading for patterns that may indicate abuse, including market timing.

Before making any determination that a non-compliant transaction may have been made by an Access Person, the Chief Compliance Officer gives such person an opportunity to supply additional explanatory information. If the Chief Compliance Officer determines that noncompliance with the Code of Ethics has or may have occurred; the issue along with supporting documentation will be brought to the attention of the Investment Compliance Committee for discussion and action.

The Chief Compliance Officer maintains a current list of all Access Persons, and takes steps to ensure that all reporting Access Persons have submitted statements in a timely manner.

CERTIFICATION OF COMPLIANCE

Initial Certification. KAR provides all Access Persons with a copy of the Code of Ethics at the time of employment. KAR requires all new employees designated as Access Persons to certify in writing that they have: (i) received a copy of the code; (ii) read and understand all provisions of the code; and (iii) agreed to comply with the terms of the code.

Acknowledgement of Amendments. KAR provides all Access Persons with any amendments to the code. KAR requires all Access Persons to certify in writing that they have received, read, and understood the amendments to the code.

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Annual Certification. Annually, all Access Persons certify that they have read, understood, and complied with the code of ethics. The certification includes a representation that the Access Person has made all the reports required by the code and has not engaged in any prohibited conduct.

RECORDKEEPING

Effective with the January 7, 2005 implementation date of rule 204A-1, KAR maintains the following records in a readily accessible place:

      - A copy of each code that has been in effect at any time during the past five years;

      - A record of any violation of the code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

      - A record of all written acknowledgments of receipt of the code and amendments for each person who is currently, or within the past five years was, an Access Person. These records are kept for five years after an individual ceases to be an Access Person of KAR;

      -     Holdings and transaction reports made pursuant to the code;

      - A list of the names of persons who are currently, or within the past five years were, Access Persons;

      - A record of any decision and supporting reasons for approving acquisition of securities by Access Persons in limited offerings for at least five years after the end of the fiscal year in which approval was granted;

      - A record of any decisions that grant an Access Person a waiver from or exception to the code.

ADMINISTRATION AND ENFORCEMENT OF THE CODE

Form ADV Disclosure. KAR includes a description of its Code of Ethics in Schedule F of Form ADV, Part II, and provides a copy of its code to any client or prospective client upon request.

Training and Education. The Chief Compliance Officer periodically conducts training regarding the Code of Ethics. All Access Persons are required to attend all training sessions or read all applicable materials.

Annual Review. The Chief Compliance Officer, in conjunction with the Investment Compliance Committee, at least annually reviews the adequacy of the code and the effectiveness of its implementation.

Reporting Violations. KAR requires all Access Persons to promptly report any apparent or suspected violations, in addition to actual or known violations of the Code of Ethics to the Chief Compliance Officer or a member of the Investment Compliance Committee.

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Reports are treated confidentially to the extent permitted by law, and investigated promptly and appropriately. Reports may be submitted anonymously.

Types of Reporting. Access Persons should report the following types of violations: non-compliance with applicable laws, rules and regulations; fraud or illegal acts involving any aspect of the firm's business; material misstatements in regulatory filings, internal books and records, client records, or reports; activity that is harmful to clients, including fund shareholders; and deviations from required controls and procedures that safeguard clients and the firm.

Retaliation. Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of the code.

SANCTIONS

Any violation of the code by an Access Person can result in sanctions as deemed appropriate by the Investment Compliance Committee. Sanctions can include but are not limited to a letter of censure, monetary fines, temporary or permanent suspension of trading for any employee or related accounts, suspension, termination of employment, disgorging of any profits made, or any other sanction deemed appropriate by the Investment Compliance Committee.

WAIVERS TO POLICY

Upon written request to the Investment Compliance Committee, the ICC may waive any non-regulatory imposed constraint for sufficient business reasons. Waivers will be reflected in the minutes of the Investment Compliance Committee.

Please direct any questions concerning the Code of Ethics to the Chief Compliance Officer, or any member of the Investment Compliance Committee.

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